Exhibit 99.1

iBio, Inc. Announces Proposed Public Offering

Jan. 9, 2012 /PRNewswire/ — iBio, Inc. (NYSE AMEX: IBIO) today announced that it intends to offer shares of its common stock and common stock purchase warrants in an underwritten public offering. Roth Capital Partners, LLC is acting as the sole manager for the offering.

iBio plans to use proceeds of the offering for operating costs, including continuing to develop applications of our proprietary technology, business development and for other general corporate purposes.

The shares described above are being offered by iBio pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”).   A preliminary prospectus supplement relating to the offering has also been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660, (800) 678-9147 or email: rothecm@roth.com or by accessing the SEC’s website, www.sec.gov.

About iBio, Inc.
iBio develops and offers product applications of its iBioLaunch™ platform, providing collaborators full support for turn-key implementation of its technology for both proprietary and biosimilar products. The iBioLaunch platform is a proprietary, transformative technology for development and production of biologics using transient gene expression in unmodified green plants. The technology has been applied successfully to proteins difficult or impossible to produce with other methods, as well as proteins representative of most important classes of biologic pharmaceuticals. Advantages of the iBioLaunch platform over other systems include enablement of rapid development and validation of modular, scalable, and optionally robotic, multi-product manufacturing facilities; production time measured in weeks instead of months or more; product entry that is unconstrained by traditional process patents; and significantly lower capital and operating costs for comparable production. Further information is available at: www.ibioinc.com.

Forward-Looking Statements
Statements included in this news release related to iBio, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.

Contacts:

Corporate:	Investor Contacts:

Robert Erwin, President	Douglas Beck, CFO
iBio, Inc.	iBio, Inc.
302-355-2335	302-355-0923
rerwin@ibioinc.com	ir@ibioinc.com

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